SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

         Pursuant to section 13 or 15 (d) of the Securities Exchange Act

                      _____________________________________


                                October 26, 2000
                                 Date of Report
                        (Date of Earliest Event Reported)


                           RECOM MANAGED SYSTEMS, INC.
                    (Exact Name as Specified in its Charter)


                       -----------------------------------



          Delaware               33-11795                    84-0441351
      (State or other          (Commission                 (IRS Employer
      jurisdiction of          File Number)                Identification No.)
      incorporation)

                          914 WESTWOOD BLVD., SUITE 809
                              LOS ANGELES, CA 90024
                    (Address of principal executive offices)



                                  818/702-9977
                          Registrant's telephone number

                             2412 Professional Drive
                              Roseville, CA 95661
                  (Former address if changed since last report)

ITEM 1. CHANGES IN CONTROL OF REGISTRANT

     As the result of the confirmation of the Registrant's Plan of Reorganization in bankruptcy, Vanguard West, LLC, a Nevada limited liability company, was issued a total of 1,200,000 shares of the Registrant's common stock, which represents approximately 87% of the total number of outstanding shares of voting common stock after full implementation of the Plan of Reorganization. See Item 3 below. The manager of the Vanguard West, LLC is Sim Farar. Vanguard West contributed $100,000 to the bankruptcy estate. Vanguard West also contributed $25,000 toward the settlement of one legal matter related to the bankruptcy. This consideration came from the private funds of Vanguard West. Prior to the bankruptcy, only one shareholder owned more than 10% of the Registrant's outstanding common stock and that was Recom Technologies, Inc., which owned approximately 13% of the previously outstanding shares of common stock.

     As a result of the issuance of the stock to Vanguard West through the bankruptcy Plan of Reorganization, the previous officers and directors of the Registrant voluntarily resigned their positions and were replaced by the following individuals:

            Sim Farar            President, Chief Financial Officer and Director
            Arthur Lyons         Secretary and Director


ITEM 3. BANKRUPTCY OR RECEIVERSHIP

     On June 26, 2000, the Registrant filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The filing was made in the Eastern District of California, Sacramento Division (Case No. 00-27398-B-11).

     On September 20, 2000, the Registrant submitted a proposed Plan of Reorganization which was preliminarily approved by the bankruptcy court and mailed to all creditors and shareholders for their approval. The Plan is summarized below.

     The Plan provided for the treatment of the pre-petition claims by creditors and the interests of shareholders by dividing them into two classes. The general unsecured creditors, as Class 1, would share, on a pro rata basis, in any cash assets available for distribution to creditors (which consisted primarily of the $100,000 contributed by Vanguard West). Creditors could elect to receive $500 cash in liquidation of their entire claim. For creditors not electing the $500 payment, they would be paid a pro rata share of the net cash assets of the Registrant and be issued shares of the Registrant's common stock pro rata, based upon the amount of each creditor's claim remaining unpaid after all cash assets had been disbursed. The maximum number of shares issuable to Class 1 creditors in recognition of their unpaid claims is 60,000 shares. At the present time, the disbursing agent appointed by the bankruptcy court is in the process of validating unsecured claims and will determine the distribution of the 60,000 shares among creditors. These shares, when issued, will represent approximately 4.3% of the then outstanding shares of the Registrant's common stock.

     The Class 2 creditors were shareholders of the Registrant. As part of the Plan of Reorganization, all existing outstanding shares of the Registrant's common stock were reverse split, whereby every 28.74 shares of outstanding common stock were consolidated into one share of post-reverse split common stock. However, no current shareholder received less than one share of the post-split common stock. No shareholder received any cash distribution in their capacity as a shareholder. The reverse stock split is effective on November 9, 2000, pursuant to which the 3,448,986 shares of outstanding common stock were consolidated into approximately 120,000 shares of stock, representing approximately 8.7% of the current outstanding shares of the Registrant's common stock.

     As indicated above, the Plan also provided for the issuance of 1,200,000 shares of common stock to Vanguard West, LLC in exchange for the $100,000 payment made into the bankruptcy estate by Vanguard West, LLC. This amount represents approximately 87% of the total of approximately 1,380,000 shares of the Registrant's common stock which will be outstanding upon the full implementation of the Plan.

     The Plan also provided for a total discharge of the Registrant and its officers and directors from all pre-petition debts, expenses and legal causes of action which may have existed on or before the filing of the bankruptcy on June 26, 2000.

     The Plan also provided for the payment of administrative costs and professional fees in the amount of approximately $30,000 with the remainder of any cash assets to be distributed on a pro rata basis to Class 1 creditors.

     All of the votes received from creditors and shareholders were in favor of acceptance of the Plan as proposed.

     The Plan was confirmed by the bankruptcy court on October 26, 2000 with the effective date of the Plan occurring 11 days after the confirmation, which was November 6, 2000.

     As a result of the reverse stock split, the Registrant's post-reverse split common stock is now listed on the OTC Bulletin Board under the new symbol "RECM."

     The Registrant will no longer be conducting operations as an applications service provider. Pursuant to the Registrant's new direction, management will be actively engaged in evaluating various companies which may offer new lines of business and may result in a business acquisition by, or a combination with, the Registrant. Until such new lines of business are commenced, the Registrant will operate with minimal assets and liabilities and no operating income. Vanguard West, LLC will make capital investments or cash advances to the Registrant to cover operating expenses of the Registrant for the foreseeable future.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     RECOM MANAGED SYSTEMS, INC.



Dated:  November 8, 2000             /S/ SIM FARAR
                                     Sim Farar, CEO
                                     (Authorized Officer and Principal Financial
                                     Officer)